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                             AMES DEPARTMENT STORES, INC.           Exhibit 20
                              NOVEMBER RESULTS VS. PLAN             Page 1 of 2
                                   MANAGEMENT FORMAT
                                      (Unaudited)
                                     (In Millions)
                                 November 1994        Fiscal 1995 Year-to-Date
                             Actual  Plan*  Last Yr**  Actual   Plan*  Last Yr**
INCOME SUMMARY:
Net Sales                    $225.5  $226.9   $220.2 $1,663.8 $1,699.8 $1,678.4

FIFO Margin     $              58.6    62.4     58.2    438.5    466.5    450.2
     Margin     %             26.0%   27.5%    26.4%    26.4%    27.4%    26.8%

Total Expenses                 44.7    48.2     41.8    435.9    451.0    445.0

Gain on Dispos. of Properties     -       -        -      3.5      1.9      0.8
                             ---------------------------------------------------
EBIT                           13.9    14.2     16.4      6.1     17.4      6.0

Net Interest Expense            2.5     2.3      2.5     22.1     23.6     22.6
Non-Cash Inc. Tax Prov.(Ben.)   4.1     3.9        -     (1.7)     1.9        -
Extraordinary Loss (Gain)         -       -        -      1.5      1.5     (0.9)
Non-Recurring (Gain)-Wertheim     -       -        -    (12.0)   (12.0)       -
Dist. Center Closing Costs        -       -        -      2.5        -        -
                             ---------------------------------------------------
Net Income (Loss)              $7.3    $8.0    $13.9    ($6.3)    $2.4   ($15.7)
                             ===================================================
From EBIT:
Non-Cash SARs Exp.(Credit)     (0.2)      -        -        -      1.5        -
Depr/Amort, LIFO, & other,net   0.1     0.3     (0.4)     2.7      0.9     (3.4)
                             ---------------------------------------------------
EBITDA                        $13.8   $14.5    $16.0     $8.8    $19.8     $2.6
                             ===================================================

BALANCE SHEET SUMMARY:
                                                      Balance at end of Period
                                                      Actual    Plan*  Last Yr**
                                                     ---------------------------
Unrestricted Cash and Cash Equivalents                  $53.7    $50.5    $55.7
Restricted Cash and Cash Equivalents                      0.7      0.3     51.4
Merchandise Inventories, LIFO                           569.9    558.1    560.8
Other Current Assets                                     83.1     71.7     74.3
                                                     ---------------------------
     Total Current Assets                               707.4    680.6    742.2
Net Fixed Assets                                         40.2     51.8     19.1
Other Assets and Deferred Charges                         6.4      5.2      0.4
                                                     ---------------------------
    Total Assets                                       $754.0   $737.6   $761.7
                                                     ===========================

Trade Accounts Payable                                 $193.6   $178.0   $153.8
Short-Term Debt (Revolver)                              164.1    155.0    128.3
Other Current Liabilities                               178.3    180.1    193.4
                                                     ---------------------------
     Total Current Liabilities                          536.0    513.1    475.5
Long-Term Debt                                           41.2     41.6    121.2
Other Long-Term Liabilities                              49.7     48.4     53.1

Unfavorable Lease Liability                              23.3     23.3     25.4
Fresh-start Excess Net Assets (Negative Goodwill)        49.7     49.8     56.0

Paid-In-Capital                                          73.5     71.3     70.1
Retained Earnings (Deficit)                             (19.4)    (9.9)   (39.6)
                                                     ---------------------------
     Total Stockholders' Equity                          54.1     61.4     30.5
                                                     ---------------------------
    Total Liabilities & Equity                         $754.0   $737.6   $761.7
                                                     ===========================

          * As reported on Form 8-K dated May 27, 1994.
         ** Last year's (fiscal 1994) income and balance sheet summaries represent 308 stores as compared to 306 stores in November 1994.

NOTE: EBIT is earnings (loss) before net interest expense, income taxes, and non-recurring or extraordinary items. EBITDA is EBIT before depre-ciation & amortization, LIFO expense, stock appreciation rights (SARs) accruals, and other non-cash charges.

                                    Page 6 of 7
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